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Exhibit 99.2

Reconciliation of Net Cash Provided by Operating Activities, Operating Income and Net Income to EBITDA, Adjusted EBITDA and Free Cash Flow

					Four Quarters Ended September 30, 2004 53 weeks
	January 1, 2004 14 weeks	April 1, 2004 13 weeks	July 1, 2004 13 weeks	September 30, 2004 13 weeks
EBITDA (dollars in millions)
Net cash provided by operating activities	$208.5	$25.6	$138.3	$44.8	$417.2
Changes in working capital items and other	(90.8)	36.0	(24.4)	29.4	(49.8)

Income from operations	117.7	61.6	113.9	74.2	367.4
Depreciation and amortization	43.6	43.2	43.3	44.3	174.4
Loss on debt extinguishment	—	—	(76.0)	(0.1)	(76.1)
Minority interest and other expense (income), net	(0.1)	(4.5)	(3.0)	—	(7.6)

EBITDA	161.2	100.3	78.2	118.4	458.1
Depreciation and amortization	(43.6)	(43.2)	(43.3)	(44.3)	(174.4)
Interest expense, net	(21.1)	(19.2)	(21.4)	(26.8)	(88.5)
Provision for income taxes	(37.7)	(15.1)	(6.1)	(19.5)	(78.4)

Net income	$58.8	$22.8	$7.4	$27.8	$116.8

Adjusted EBITDA (dollars in millions)
EBITDA	$161.2	$100.3	$78.2	$118.4	$458.1
Loss (gain) on disposal and impairment of operating assets	0.4	(1.1)	(2.9)	0.1	(3.5)
Gain on lawsuit settlement	—	(8.2)	—	—	(8.2)
Merger and restructuring expenses and amortization of deferred stock compensation	2.1	1.8	1.6	1.5	7.0
Loss on debt extinguishment	—	—	76.0	0.1	76.1
Minority interest and other expense (income), net	0.1	4.5	3.0	—	7.6

Adjusted EBITDA(1)	$163.8	$97.3	$155.9	$120.1	$537.1

Free Cash Flow (dollars in millions)
Net Cash provided by operating activities	$208.5	$25.6	$138.3	$44.8	$417.2
Capital expenditures	(47.7)	(17.7)	(28.3)	(34.8)	(128.5)
Proceeds from asset sales	3.4	24.6	9.5	12.2	49.7

Free cash flow (1)	$164.2	$32.5	$119.5	$22.2	$338.4

(1)
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, loss on debt extinguishment, merger and restructuring expenses and amortization of deferred stock compensation, gain on disposal and impairment of operating assets, minority interest in earnings of consolidated subsidiaries and other, net) was approximately $120.1 million, or 19.6% of total revenues, for the quarter ended September 30, 2004. We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because

EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the performance and liquidity of our Company. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitutes for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our profitability or liquidity. In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management's discretionary use. For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2004. EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.

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Reconciliation of Net Cash Provided by Operating Activities, Operating Income and Net Income to EBITDA, Adjusted EBITDA and Free Cash Flow